OnDeck Reports Fourth Quarter and Full Year 2019 Financial Results

Fourth Quarter Highlights

•	Net income* of $9.3 million, $0.13 per diluted share

•	Adjusted Net Income* of $3.3 million, $0.05 per diluted share

•	Gross revenue of $111.7 million increased 2% from 4Q 2018

Full Year Highlights

•	Net Income of $28.0 million, $0.36 per diluted share

•	Adjusted Net Income of $26.0 million, $0.34 per diluted share

•	Gross revenue of $444.5 million, increased 12% from FY 2018

Share Repurchase Highlights

•	Repurchased 7.5 million common shares in the fourth quarter; repurchased 10.7 million shares in 2019

•	Initial $50 million repurchase authorization nearly complete at January 31, 2020

•	Board authorized up to $50 million of additional common share repurchase

NEW YORK, February 11, 2020 /PRNewswire/ -- OnDeck® (NYSE: ONDK), the leader in online lending for small business, today announced fourth quarter 2019 Net income of $9.3 million, Adjusted Net Income of $3.3 million and Gross revenue of $111.7 million. OnDeck also announced it had repurchased 7.5 million shares for $33.0 million during the fourth quarter of 2019, bringing full-year 2019 repurchases under its $50 million common stock repurchase program to 10.7 million shares for $44.0 million.

“Our fourth quarter closed out a year of significant progress at OnDeck, highlighted by solid growth in US lending, advancement of our strategic initiatives and improved capital efficiency,” said Noah Breslow, chief executive officer. “In 2019, we grew average loans and finance receivables 15%, expanded ODX, our platform-as-a-service business, combined with a leading on-line small business lender in Canada and repurchased 14% of our outstanding shares. We enter 2020 well-positioned to further expand the core US lending business, scale our international operations to profitability, drive value in the ODX platform and advance our efforts to obtain a bank charter, while increasing earnings per share and return on shareholders' equity."

Review of Financial Results for the Fourth Quarter of 2019

Net income was $9.3 million, or $0.13 per diluted share, compared to $8.7 million, $0.11 per diluted share, in the prior quarter and $13.9 million, or $0.17 per diluted share, in the year-ago period.

Adjusted Net Income was $3.3 million, or $0.05 per diluted share, compared to $7.8 million, or $0.10 per diluted share, in the prior quarter and $15.7 million, or $0.20 per diluted share, in the year-ago period.

Loans and finance receivables grew $38 million, or 3%, sequentially and $96 million, or 8%, from a year ago to $1.3 billion reflecting growth in all loan types and the closing of the Evolocity transaction in April 2019. Annual growth was also driven by lengthening the duration of the portfolio as the weighted average maturity of term loans originated in the fourth quarter of 2019 was 13.2 months compared to 11.8 months in the year-ago quarter. Origination volume of $618 million decreased 2% from the prior quarter and 6% from the year-ago quarter primarily reflecting lower conversion rates on higher application volume and longer portfolio duration. Demand for lines of credit remained strong, which now account for 23% of total loans and finance receivables at quarter-end, up from 21% at September 30, 2019 and 16% a year ago.

Gross revenue of $111.7 million was essentially flat with the prior periods as the benefit from portfolio growth in Interest and finance income was offset by a decline in Other revenue. Portfolio Yield of 34.8% decreased from 35.1% in the prior quarter and 36.5% in the year-ago quarter reflecting a lower blended yield on new originations, higher past due balances and an increased proportion of lines of credit. Other revenue was down slightly due to lower fee income in ODX reflecting the wind-down of a bank relationship.

Interest expense decreased slightly from the prior quarter and prior year to $10.7 million reflecting improved borrowing costs, as debt balances increased to fund portfolio growth and share repurchase. The Cost of Funds Rate improved to 4.8% from 5.6% in the year-ago quarter and 5.3% in the prior quarter reflecting lower market interest rates and lower borrowing spreads on issued debt.

Net Interest Margin was 29.1%, essentially flat with the prior quarter and down from 29.9% in the year-ago quarter as a lower portfolio yield was partially offset by improved funding costs.

Provision for credit losses was $44.0 million, up slightly from the prior quarter and up $4.2 million from the year-ago quarter largely reflecting increased reserves for portfolio growth. The Allowance for credit losses increased to $151 million at year-end, up $3 million from the prior quarter-end and $11 million from a year ago. The Reserve Ratio was 12.2% at December 31, 2019, essentially unchanged from the prior and year-ago quarters. The Provision Rate of 7.1% increased from 6.8% in the prior quarter and 6.0% in the year-ago quarter. The Net Charge-off Rate improved slightly from the prior quarter to 13.5% reflecting higher recoveries and increased from 12.0% in the year-ago quarter. The 15+ Day Delinquency Ratio increased to 9.0% from 8.5% the prior quarter reflecting softness in certain industries including wholesale trade, manufacturing and transportation.

Total operating expense of $54.4 million increased $2.7 million from the prior quarter and $9.5 million from the year-ago quarter. The sequential increase was driven by several items including a write-down of certain capitalized software costs, an increase in reserves for unfunded commitments and severance costs. The annual change also reflected costs related to our strategic initiatives including our acquisition in Canada. The Efficiency Ratio increased to 48.7% from 45.9% the prior quarter and 41.1% the year-ago quarter while the Adjusted Efficiency Ratio* increased to 46.7% from 43.8% the prior quarter and 39.4% the year-ago quarter.

We had a net benefit for income taxes of $5.4 million in the fourth quarter, which was driven by a $7.5 million reversal of the valuation allowance against the company's deferred tax asset. There was a net tax benefit of $1.6 million in the prior quarter, which included a $2.8 million tax credit related to prior years' research and development costs. Excluding these benefits, Provision for income taxes was approximately $2.1 million in the fourth quarter and $1.2 million the prior quarter. There was no income tax expense in the year-ago quarter as taxable income was completely offset by net operating loss carryforwards.

Total assets increased 2% from the prior quarter and 12% from a year ago to $1.3 billion reflecting portfolio growth. Cash and cash equivalents were $56 million, down from approximately $60 million in the prior and year-ago quarters. Debt increased to $915 million from $871 million at September 30, 2019 driven by the funding of portfolio growth and the share repurchase program, and increased 12% from $816 million a year ago primarily reflecting loan growth.

Total OnDeck stockholders’ equity of $294 million was down from $315 million the prior quarter as the $33 million of share repurchases outpaced fourth quarter retained earnings and equity issued for stock-based compensation. However, book value per diluted common share outstanding increased to $4.26 from $4.15 at September 30, 2019 and $3.75 a year ago as the diluted share count decreased from 79.5 million a year-ago and 75.9 million the prior quarter to 69.0 million at December 31, 2019.

Review of Financial Results for Full Year 2019

Net income of $28.0 million, or $0.36 per diluted share, increased from $27.0 million, or $0.34 per diluted share, in 2018. Adjusted Net income of $26.0 million, or $0.34 per diluted share, decreased from $44.8 million, or $0.57 per diluted share, in 2018.

Gross revenue increased 12% to $444.5 million, primarily due to increased interest and finance income driven by portfolio growth. Average loans and finance receivables grew 15% from 2018 and Net Interest Margin increased 30 basis points to 29.2% as funding cost improvements outpaced yield compression. Other revenue increased slightly from 2018.

Credit performance normalized in 2019 after a strong 2018. Provision for credit losses increased 17% to $173.4 million and the corresponding Provision Rate increased from 6.0% to 7.0%. The Net Charge-off Rate increased to 13.6% due in part to elevated losses on loans originated in the second half of 2018 and the 15+ Delinquency Ratio increased to 9.0%, due in part to our decision to retain and collect late stage delinquent accounts in-house. The Allowance for credit losses increased at a rate commensurate with portfolio growth and the Reserve Ratio of 12.2% was unchanged from a year-ago.

Operating expenses increased to $206.3 million driven by investments in our strategic growth initiatives including developing a new modular platform for ODX, investments in the international business including the acquisition of Evolocity in Canada, launching equipment finance and costs related to our pursuit of a bank charter. These investments resulted in our Efficiency Ratio and Adjusted Efficiency Ratio increasing to 46.4% and 44.0%, respectively.

OnDeck accrued for income taxes in 2019 as US federal net operating loss carryforwards were fully utilized. However, the company recorded a net $3.5 million tax benefit in 2019 driven by a $7.5 million reduction in the valuation allowance against our deferred tax asset and $2.8 million tax credit related to prior year research and development costs. The full year 2019 effective tax rate is not indicative of an ongoing effective tax rate due to the aforementioned $10.3 million of discrete items; excluding those items, our effective tax rate would have been approximately 34% which is above the US statutory rates primarily because we do not record tax benefits from losses in our international subsidiaries.

Authorization to Repurchase Common Shares

On July 29, 2019 the OnDeck Board of Directors authorized the repurchase of up to $50 million of common stock with the shares to be held in Treasury and available for possible re-issuance. During the third quarter of 2019, OnDeck repurchased 3.2 million shares for $11.0 million and during the fourth quarter of 2019 the company repurchased 7.5 million shares for $33.0 million. The average all-in cost of shares repurchased during 2019 was $4.11 per share. The company continued to repurchase shares during January 2020 and has nearly fully utilized the initial $50 million authorization.

On February 10, 2020, the Board authorized the company to repurchase up to an additional $50 million of common shares. Any share repurchases will be made from time to time in the open market, in privately negotiated transactions or otherwise. The timing and amount of any share repurchases will be subject to market conditions and other factors determined by the company. The company may suspend, modify or discontinue the program at any time in its discretion without prior notice. This press release is neither an offer to purchase nor a solicitation of an offer to buy any securities.

Current Expected Credit Loss (CECL) Implementation

OnDeck adopted the new accounting standard for measuring credit losses on financial instruments January 1, 2020.  Upon adoption, the net change in the required Allowance for credit losses was minimal with an approximately $3 million decrease driven by lower required reserves for lines of credit. Additionally, the $7 million reserve for unfunded line of credit commitments previously included in Other liabilities was eliminated as part of the adoption. These changes resulted in a net increase of approximately $10 million in Stockholder's equity upon adoption. The prospective impact on the company's Provision for credit losses and Reserve Ratio is expected to be immaterial and is included in the 2020 financial guidance provided below. However, the new CECL methodology will increase cyclical volatility in the measures due to the requirement to incorporate future economic impact predictions in the analysis.

2020 Financial Guidance

OnDeck provided the following financial guidance for full-year 2020:

•	Gross revenue of $465 million to $485 million,

•	Net income of $25 million to $35 million,

•	Adjusted Net Income of $25 million to $35 million.

Full-year 2020 financial guidance assumes the following trends relative to full-year 2019:

•	Low-teens portfolio growth rate,

•	Slight compression in Net Interest Margin reflecting a lower Portfolio Yield and increased leverage partially offset by a lower cost of funds,

•	Higher Provision for credit losses driven by portfolio growth,

•	Improved operating leverage,

•	An Effective Tax Rate of approximately 30%, excluding an estimated $10 million valuation allowance release in the fourth quarter of 2020, and

•	The repurchase of approximately $30 million of our common stock spread evenly over the year.

Additionally, OnDeck provided the following financial guidance for the first quarter of 2020:

•	Gross revenue of $110 million to $115 million,

•	Net Income of $1 million to $5 million, and

•	Adjusted Net Income of $3 million to $7 million.

The financial guidance for 2020 assumes the macro-economic, small business lending and capital market environments remain steady throughout the year, with mild US economic softening commencing in 2021.

* Net income (loss) as used in the narrative of this release is Net income (loss) attributable to On Deck Capital, Inc. common stockholders in the accompanying tables. Adjusted Net income (loss) and Adjusted Efficiency Ratio are Non-GAAP financial measures. See "About Non-GAAP Financial Measures."

Conference Call

OnDeck will host a conference call to discuss its fourth quarter and full-year 2019 financial results on February 11, 2020 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Ken Brause, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 9185797. A live webcast of the call will also be available at https://investors.ondeck.com under the Press, Events & Presentations menu.

About OnDeck

OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses. Today, OnDeck offers a wide range of online term loans, lines of credit and secured equipment finance loans customized for the needs of small business owners. The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $13 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures

This press release and its attachments include historical and projected “Adjusted” metrics including Adjusted Net income (loss), Adjusted Net income (loss) per share, Adjusted Efficiency Ratio, Adjusted Return on Assets and Adjusted Return on Equity. These financial measures are not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted metrics exclude items management deems to be non-representative of operating results or trends (“noteworthy items”) and expenses related to stock-based compensation, which are non-cash expenses. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as a substitute for or superior to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends," "may," “allows,” "plans," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue, net income and Adjusted Net Income for the first quarter and full-year 2020, and the assumed portfolio growth rate, Net Interest Margin, Net Charge-off Ratio, Reserve Ratio, Adjusted Efficiency Ratio, Provision for credit losses, Effective Tax Rate, Portfolio Yield, repurchases of common stock under our share repurchase authorization, CECL implementation, ongoing capital efficiency improvements, credit quality and macro-economic and other external factors. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to such differences include risks relating to: (1) our ability to achieve consistent profitability in the future in light of our prior loss history and competition; (2) our growth strategies, including the introduction of new products or features, expanding our platform to other lenders through ODX and maintaining ODX’s current clients, expansion into international markets, business development, offering equipment financing and our ability to effectively manage and fund our growth; (3) possible future acquisitions of complementary assets, businesses, technologies or products with the goal of growing our business, and the integration of any such acquisitions including Evolocity; (4) any material reduction in our interest rate spread and our ability to successfully mitigate this risk through interest rate hedging or raising interest rates or other means; (5) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers’ default rates; (6) supply and demand driven changes in credit and increases in the availability of capital for our competitors that negatively impacts our loan pricing; (7) our ability to accurately assess creditworthiness and forecast and reserve for loan losses; (8) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (9) incorrect or fraudulent information provided to us by customers causing us to misjudge their qualifications to receive a loan; (10) the effectiveness of our efforts to identify, manage and mitigate our credit, market, liquidity, operational and other risks associated with our business and strategic objectives; (11) our ability to continue to innovate or respond to evolving technological changes and protect our intellectual property; (12) our reputation and possible adverse publicity about us or our industry; (13) failure of operating controls, including customer or partner experience degradation, and related legal expenses, increased regulatory cost, significant fraud losses and vendor risk; (14) changes in federal or state laws or regulations, or judicial decisions involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; and (15) risks associated with pursuing a bank charter, and risks associated with either failing to obtain or obtaining a bank charter; and other risks, including those described in Part I - Item 1A. Risk Factors in our Annual Report on From 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and other documents that we file with the Securities and Exchange Commission, or SEC, from time to time which are or will be available on the SEC website at www.sec.gov.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace, and ODX are trademarks of On Deck Capital, Inc. or its subsidiaries.

SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest and finance income	$108,772	$108,211	$105,188	$428,423	$382,944
Interest expense	10,693	11,264	11,230	44,670	47,075
Net interest income	98,079	$96,947	93,958	383,753	335,869
Provision for credit losses	44,031	43,096	39,853	173,369	148,541
Net interest income, after credit provision	54,048	53,851	54,105	210,384	187,328
Other revenue	2,943	4,339	4,116	16,063	14,797
Total non-interest income	2,943	4,339	4,116	16,063	14,797
Operating expense:
Sales and marketing	12,990	12,261	11,207	50,518	44,082
Technology and analytics	17,616	16,277	13,642	67,380	50,866
Processing and servicing	6,896	6,670	5,645	24,664	21,209
General and administrative	16,909	16,472	14,467	63,763	61,333
Total operating expense	54,411	51,680	44,961	206,325	177,490
Income (loss) from operations, before provision for income taxes	2,580	6,510	13,260	20,122	24,635
Provision for (Benefit from) income taxes	(5,417)	(1,632)	—	(3,513)	—
Net income (loss)	7,997	8,142	13,260	23,635	24,635
Less: Net income (loss) attributable to noncontrolling interest	(1,313)	(542)	(604)	(4,320)	(2,411)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$9,310	$8,684	$13,864	$27,955	$27,046
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$0.13	$0.12	$0.18	$0.38	$0.36
Diluted	$0.13	$0.11	$0.17	$0.36	$0.34
Weighted-average common shares outstanding:
Basic	69,450,995	75,433,008	75,158,264	74,148,387	74,561,019
Diluted	72,038,198	77,758,281	79,244,921	76,963,749	78,549,940

On Deck Capital, Inc. and Subsidiaries
Percentage of Average Interest Earning Assets
(unaudited, $ in thousands)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest and finance income	32.3%	32.6%	33.5%	32.6%	33.0%
Interest expense	3.2%	3.4%	3.6%	3.4%	4.1%
Net interest income:	29.1%	29.2%	29.9%	29.2%	28.9%
Provision for credit losses	13.1%	13.0%	12.7%	13.2%	12.8%
Net interest income, after credit provision:	16.0%	16.2%	17.2%	16.0%	16.1%
Other revenue	0.9%	1.3%	1.3%	1.2%	1.3%
Operating expense:
Sales and marketing	3.9%	3.7%	3.6%	3.9%	3.8%
Technology and analytics	5.1%	4.9%	4.3%	5.0%	4.4%
Processing and servicing	2.1%	2.0%	1.8%	1.9%	1.8%
General and administrative	5.0%	5.0%	4.6%	4.9%	5.3%
Total operating expense	16.1%	15.6%	14.3%	15.7%	15.3%
Income (loss) from operations, before provision for income taxes	0.8%	1.9%	4.2%	1.5%	2.1%
Provision for (Benefit from) income taxes	(1.5)%	(0.5)%	0.0%	(0.3)%	0.0%
Net income (loss)	2.3%	2.4%	4.2%	1.8%	2.1%

Memo:
Average Interest Earning Assets	$1,337,646	$1,317,489	$1,245,282	$1,313,827	$1,161,811

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$56,344	$59,440	$59,859
Restricted cash	40,524	49,900	37,779
Loans and finance receivables	1,265,312	1,227,811	1,169,407
Less: Allowance for credit losses	(151,133)	(148,045)	(140,040)
Loans and finance receivables held for investment, net	1,114,179	1,079,766	1,029,367
Property, equipment and software, net	20,332	18,584	16,700
Other assets	73,204	67,963	18,115
Total assets	$1,304,583	$1,275,653	$1,161,820
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$6,470	$3,673	$4,011
Interest payable	2,334	2,631	2,385
Debt	914,995	870,625	816,231
Accrued expenses and other liabilities	70,110	65,775	36,708
Total liabilities	993,909	942,704	859,335
Mezzanine equity:
Redeemable noncontrolling interest	14,428	15,007	—
Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 80,095,061, 79,798,075, and 78,412,291 shares issued and 66,363,555, 73,556,663, and 75,375,341 outstanding at December 31, 2019, September 30, 2019, and December 31, 2018, respectively.	405	404	396
Treasury stock—at cost	(49,641)	(16,680)	(5,656)
Additional paid-in capital	513,571	511,857	502,003
Accumulated deficit	(169,002)	(178,313)	(196,959)
Accumulated other comprehensive loss	(1,333)	(2,004)	(1,832)
Total On Deck Capital, Inc. stockholders' equity	294,000	315,264	297,952
Noncontrolling interest	2,246	2,678	4,533
Total stockholders' equity	296,246	317,942	302,485
Total liabilities, mezzanine equity and stockholders' equity	$1,304,583	$1,275,653	$1,161,820

Memo:
Unpaid Principal Balance[1]	$1,238,409	$1,203,322	$1,144,954
Loans and finance receivables[2]	$1,265,312	$1,227,811	$1,169,407
Interest Earning Assets[3]	$1,362,181	$1,337,151	$1,267,045
Book Value Per Diluted Share	$4.26	$4.15	$3.75

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$51,606	$52,438	$51,523	$48,961	$48,833
Restricted cash	48,022	46,688	52,133	47,415	54,944
Loans and finance receivables	1,238,019	1,218,363	1,141,626	1,217,451	1,058,034
Less: Allowance for credit losses	(149,054)	(148,150)	(137,960)	(147,465)	(126,260)
Loans and finance receivables held for investment, net	1,088,965	1,070,213	1,003,666	1,069,986	931,774
Property, equipment and software, net	19,699	17,784	16,364	17,978	17,949
Other assets	70,463	66,722	17,423	57,880	15,651
Total assets	$1,278,755	$1,253,845	$1,141,109	$1,242,220	$1,069,151
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$4,571	$4,416	$4,475	$4,793	$3,717
Interest payable	2,518	2,722	2,337	2,667	2,392
Debt	884,238	850,997	805,527	852,322	751,040
Accrued expenses and other liabilities	67,238	63,151	33,666	62,246	32,984
Total liabilities	958,565	921,286	846,005	922,028	790,133
Mezzanine equity:
Redeemable noncontrolling interest	14,660	14,807	—	10,329	—
Stockholders’ equity:
Total On Deck Capital, Inc. stockholders' equity	303,126	314,749	290,220	306,437	274,099
Noncontrolling interest	2,404	3,003	4,884	3,426	4,919
Total stockholders' equity	305,530	317,752	295,104	309,863	279,018
Total liabilities, mezzanine equity and stockholders' equity	$1,278,755	$1,253,845	$1,141,109	$1,242,220	$1,069,151

Memo:
Unpaid Principal Balance	$1,212,341	$1,194,773	$1,118,140	$1,192,756	$1,037,563
Loans and finance receivables	$1,238,019	$1,218,363	$1,141,626	$1,217,451	$1,058,034
Interest Earning Assets	$1,337,646	$1,317,489	$1,245,282	$1,313,827	$1,161,811

Supplemental Information

Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Originations[5]	$617,633	$629,250	$658,487	$2,474,237	$2,483,596
Gross Revenue[6]	111,715	112,550	109,304	444,486	397,741
Portfolio Yield[7]	34.8%	35.1%	36.5%	35.1%	36.2%
Cost of Funds Rate[8]	4.8%	5.3%	5.6%	5.2%	6.3%
Net Interest Margin[9]	29.1%	29.2%	29.9%	29.2%	28.9%
Provision Rate[10]	7.1%	6.8%	6.0%	7.0%	6.0%
Reserve Ratio[11]	12.2%	12.3%	12.2%	12.2%	12.2%
15+ Day Delinquency Ratio[12]	9.0%	8.5%	7.5%	9.0%	7.5%
Net Charge-off Rate[13]	13.5%	13.7%	12.0%	13.6%	11.3%
Efficiency Ratio[14]	48.7%	45.9%	41.1%	46.4%	44.6%
Adjusted Efficiency Ratio15 (a)	46.7%	43.8%	39.4%	44.0%	40.2%
Return on Assets[16]	2.9%	2.8%	4.9%	2.3%	2.5%
Adjusted Return on Assets17 (a)	1.0%	2.5%	5.5%	2.1%	4.2%
Return on Equity[18]	12.3%	11.0%	19.1%	9.1%	9.9%
Adjusted Return on Equity19 (a)	4.3%	9.9%	21.7%	8.5%	16.3%

	Three Months Ended,			Twelve Months Ended,
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Activity in the Allowance for Credit Losses
Allowance for loan losses beginning of period	$148,045	$145,739	$133,644	140,040	$109,015
+ Provision for credit losses	44,031	43,096	39,853	173,369	148,541
- Gross charge-offs	(46,774)	(45,442)	(36,779)	(181,196)	(130,695)
+ Recoveries	5,831	4,652	3,322	18,920	13,179
Allowance for credit losses end of period	$151,133	$148,045	$140,040	$151,133	$140,040

Activity in Loans and Finance Receivables Held for Investment Balances	Three Months Ended,			Twelve Months Ended,
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Unpaid Principal Balance beginning of period	$1,203,322	$1,185,122	$1,095,792	$1,144,954	$936,239
+ Total originations(b)	617,633	629,250	658,487	2,474,237	2,483,596
+ Purchase of Loans and finance receivables	—	—	—	36,762	801
- Net charge-offs	(40,943)	(40,790)	(33,457)	(162,276)	(117,516)
- Principal paid down	(541,602)	(570,261)	(575,868)	(2,255,268)	(2,158,166)
Unpaid Principal Balance end of period	1,238,409	1,203,322	1,144,954	1,238,409	1,144,954
+ Net deferred origination costs	26,903	24,489	24,453	26,903	24,453
Loans and finance receivables held for investment	1,265,312	1,227,811	1,169,407	1,265,312	1,169,407
- Allowance for credit losses	(151,133)	(148,045)	(140,040)	(151,133)	(140,040)
Loans and finance receivables held for investment, net	$1,114,179	$1,079,766	$1,029,367	$1,114,179	$1,029,367
(a) Non-GAAP measure. See "About Non-GAAP Financial Measures," and "Non-GAAP Reconciliations" and related footnotes elsewhere in this press release.
(b) Includes Unpaid Principal Balance of term loans rolled into new originations of $95.3 million and $110.2 million in the three months ended December 31, 2019 and 2018, respectively, and $395.2 million and $368.4 million for the twelve months ended December 31, 2019 and 2018, respectively

Supplemental Information

Non-GAAP Reconciliations
(in thousands, except share and per share data)

	Three Months Ended,			Twelve Months Ended,
Reconciliation of Net Income to Adjusted Net Income	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$9,310	$8,684	$13,864	$27,955	$27,046
Adjustments (after-tax):
Stock-based compensation expense	1,449	1,923	2,967	8,389	11,819
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	—	—	1,934
Sales Tax Refund	—	—	(1,097)	—	(1,097)
Discrete Tax Benefit	(7,500)	(2,800)	—	(10,300)	—
Adjusted Net Income (Loss)[20]	$3,259	$7,807	$15,734	$26,044	$44,800
Adjusted Net Income (Loss) per Share[21]:
Basic	$0.05	$0.10	$0.21	$0.35	$0.60
Diluted	$0.05	$0.10	$0.20	$0.34	$0.57
Weighted-average common shares outstanding:
Basic	69,450,995	75,433,008	75,158,264	74,148,387	74,561,019
Diluted	72,038,198	77,758,281	79,244,921	76,963,749	78,549,940

	Three Months Ended,			Twelve Months Ended,
Reconciliation of Return on Assets to Adjusted Return on Assets	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$9,310	$8,684	$13,864	$27,955	$27,046
Average Total Assets	1,278,755	1,253,845	1,141,109	1,242,220	1,069,151
Return on Assets	2.9%	2.8%	4.9%	2.3%	2.5%
Adjustments (after-tax):
Stock-based compensation expense	1,449	1,923	2,967	8,389	11,819
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	—	—	1,934
Sales Tax Refund	—	—	(1,097)	—	(1,097)
Discrete Tax Benefit	(7,500)	(2,800)	—	(10,300)	—
Adjusted Net Income (Loss)	$3,259	$7,807	$15,734	$26,044	$44,800
Average Total Assets	1,278,755	1,253,845	1,141,109	1,242,220	1,069,151
Adjusted Return on Assets	1.0%	2.5%	5.5%	2.1%	4.2%

	Three Months Ended,			Twelve Months Ended,
Reconciliation of Return on Equity to Adjusted Return on Equity	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$9,310	$8,684	$13,864	$27,955	$27,046
Average OnDeck Stockholders' Equity	303,126	314,749	290,220	306,437	274,099
Return on Equity	12.3%	11.0%	19.1%	9.1%	9.9%
Adjustments (after-tax):
Stock-based compensation expense	1,449	1,923	2,967	8,389	11,819
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	—	—	1,934
Sales Tax Refund	—	—	(1,097)	—	(1,097)
Discrete Tax Benefit	(7,500)	(2,800)	—	(10,300)	—
Adjusted Net Income (Loss)	$3,259	$7,807	$15,734	$26,044	$44,800
Average OnDeck Stockholders' Equity	303,126	314,749	290,220	306,437	274,099
Adjusted Return on Equity	4.3%	9.9%	21.7%	8.5%	16.3%

	Three Months Ended,			Twelve Months Ended,
Reconciliation of Efficiency Ratio to Adjusted Efficiency Ratio	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Total operating expense	$54,411	$51,680	$44,961	$206,325	$177,490
Gross revenue	111,715	112,550	109,304	444,486	397,741
Efficiency Ratio	48.7%	45.9%	41.1%	46.4%	44.6%
Adjustments (pre-tax):
Stock-based compensation expense	2,273	2,361	2,967	10,966	11,819
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	—	—	1,934
Sales Tax Refund	—	—	(1,097)	—	(1,097)
Operating Expenses Less Noteworthy Items	$52,138	$49,319	$43,091	$195,359	$159,736
Gross revenue	111,715	112,550	109,304	444,486	397,741
Adjusted Efficiency Ratio	46.7%	43.8%	39.4%	44.0%	40.2%

Adjusted Net Income is used in the calculation of Adjusted Return on Assets and Adjusted Return on Equity, all of which are Non-GAAP measures. Additionally, the same adjustment items contained in the above reconciliation of Net Income to Adjusted Net Income are used to adjust operating expense in the calculation of the Adjusted Efficiency Ratio, a Non-GAAP measure. Amounts may differ due to taxes.

Non-GAAP Guidance Reconciliation
(in millions)

	Three Months Ending March 31,		Twelve Months Ending December 31,

	2020		2020
	Low	High	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$1	$5	$25	$35
Stock-based compensation (after tax)	2	2	10	10
Discrete Tax Benefit	—	—	(10)	(10)
Adjusted Net Income	$3	$7	$25	$35

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended,			Twelve Months Ended,
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Percentage of originations (dollars)
Direct	38%	38%	43%	41%	44%
Strategic Partner	33%	32%	29%	31%	27%
Funding Advisor	29%	30%	28%	28%	29%

Notes:
(1)Unpaid Principal Balance represents the total amount of principal outstanding on Loans held for investment, plus outstanding advances relating to other finance receivables and the amortized cost of loans purchased from other than our issuing bank partner at the end of the period. It excludes net deferred origination costs, allowance for credit losses and any loans sold or held for sale at the end of the period.
(2)Loans and finance receivables represents the sum of term loans, lines of credit, equipment finance loans and finance receivables.
(3)Interest Earning Assets represents the sum of Loans and finance receivables plus Cash and cash equivalents plus Restricted cash.
(4)Average Balance Sheet line items for the period represent the average of the balance at the beginning of the first month of the period and the end of each month in the period.
(5)Originations represent the total principal amount of Loans made during the period plus the total amount advanced on other finance receivables. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the Unpaid Principal Balance on the existing term loan. Loans referred to, and funded by, our issuing bank partner and later purchased by us are included as part of our originations.
(6) Gross Revenue represents the sum of interest and finance income, gain on sales of loans and other revenue.
(7)Portfolio Yield is the rate of return we achieve on Loans and finance receivables outstanding during a period. It is calculated as annualized Interest and finance income on Loans and finance receivables including amortization of net deferred origination costs divided by average loans and finance receivables. Annualization is based on 365 days per year and is calendar day-adjusted.
(8)Cost of Funds Rate is calculated as interest expense divided by average debt outstanding for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(9)Net Interest Margin is calculated as annualized net interest and finance income divided by average Interest Earning Assets. Net interest and finance income represents Interest and finance receivable income less Interest expense during the period. Annualization is based on 365 days per year and is calendar day-adjusted.
(10)Provision Rate equals the provision for credit losses for the period divided by originations for the period.
(11)Reserve Ratio is our allowance for credit losses at the end of the period divided by the Unpaid Principal Balance at the end of the period.
(12)15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our Loans that are 15 or more calendar days contractually past due and for our finance receivables that are 15 or more payments behind schedule, as a percentage of the Unpaid Principal Balance at the end of the period. The Unpaid Principal Balance for our loans and finance receivables that are 15 or more calendar days or payments past due includes Loans and finance receivables that are paying and non-paying.

(13)Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding during the period. Net charge-offs are charged-off loans and finance receivables in the period, net of recoveries of prior charged-off loans and finance receivables in the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(14)Efficiency Ratio is a measure of operating efficiency and is calculated as Total operating expense for the period divided by Gross revenue for the period.
(15)Adjusted Efficiency Ratio is non-GAAP measure calculated as total operating expense divided by gross revenue for the period, adjusted to exclude (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Efficiency Ratio is useful because it provides investors and others with a supplemental operating efficiency metric to present our operating efficiency across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Efficiency Ratio has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to our Efficiency Ratio, which is the most comparable GAAP metric.
(16)Return on Assets is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(17)Adjusted Return on Assets is a non-GAAP measure calculated as Adjusted Net Income (Loss) for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Assets is useful because it provides investors and others with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Assets has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Return on Assets, which is the most comparable GAAP metric.
(18)Return on Equity is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(19)Adjusted Return on Equity is a non-GAAP measure calculated as Adjusted Net Income (Loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Equity is useful because it provides investors with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Equity has limitations as an analytical tool and you should not consider it in isolation, as a substitute or superior to Return on Equity, which is the most comparable GAAP metric.
(20)Adjusted Net Income (Loss) is a non-GAAP measure calculated as net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude from net income (loss) attributable to On Deck Capital, Inc. common stockholders (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Net Income (Loss) is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders, which is the most comparable GAAP metric.
(21)Adjusted Net Income (Loss) per Share is a non-GAAP measure calculated as Adjusted Net Income (Loss) divided by the weighted average common shares outstanding during the period. We believe Adjusted Net Income (Loss) per Share is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) per Share has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders per share, which is the most comparable GAAP metric.